Exhibit 99
OTIS REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

Otis delivers solid fourth quarter and full year results; announces 2026 outlook based on Service strategy momentum

Fourth quarter 2025

•Net sales up 3% and organic sales up 1%, driven by Service net sales up 8% with organic sales up 5%
•Maintenance and repair sales up 7% with organic sales up 4%
•Service operating profit margin up 100 bps
•GAAP EPS up 13% and adjusted EPS up 11%
•Modernization orders up 43% at constant currency, backlog up 34%, 30% at constant currency
•Operating cash flow and adjusted free cash flow of $817 million

Full year 2025

•Service net sales up 6% with organic sales up 5%
•Service operating profit margin up 50 bps
•GAAP EPS down 14% and adjusted EPS up 6%
•Operating cash flow and adjusted free cash flow of $1.6 billion
•Share repurchases of approximately $800 million

Outlook for full year 2026*: Organic sales up low to mid-single digits, adjusted earnings per share up mid to high single digits and adjusted free cash flow of $1.6 to $1.7 billion.

FARMINGTON, Conn., January 28, 2026 – Otis Worldwide Corporation (NYSE:OTIS) reported full year net sales of $14.4 billion with flat organic growth. GAAP earnings per share (EPS) decreased 14% to $3.50 and adjusted EPS increased 6% to $4.05.

"Otis finished the year with solid performance driven by our Service flywheel. We generated our highest adjusted operating profit margin expansion and EPS growth in 2025, as anticipated, due to strong Service sales growth, up 8% with organic sales up 5% in the quarter," said Chair, CEO & President Judy Marks. "Modernization orders grew 43% in the quarter, marking another quarter of exceptional performance. Our modernization and New Equipment backlogs ended the year up 30% and 2%, respectively, setting us up well for 2026 and beyond. We executed our balanced capital management strategy, buying back approximately $800 million of shares, raised our dividend again, and returned $1.5 billion in cash to our shareholders. Our 2026 outlook reflects momentum from Q4, an improved cost structure, a strategic focus on growth, and steady confidence that our strategy will continue driving meaningful returns for our shareholders."

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

Key Figures

	Quarter Ended December 31,				Year Ended December 31,
(dollars in millions, except per share amounts)	2025	2024	Y/Y	Y/Y (CFX)	2025	2024	Y/Y	Y/Y (CFX)
Net sales	$3,796	$3,675	3%	1%	$14,431	$14,261	1%	—%
Organic sales growth				1%				—%

GAAP
Operating profit	$589	$531	$58		$2,133	$2,008	$125
Operating profit margin	15.5%	14.4%	110 bps		14.8%	14.1%	70 bps
Net income	$374	$337	11%		$1,384	$1,645	(16)%
Earnings per share	$0.95	$0.84	13%		$3.50	$4.07	(14)%

Adjusted non-GAAP comparison
Operating profit	$630	$583	$47	$29	$2,434	$2,356	$78	$46
Operating profit margin	16.6%	15.9%	70 bps		16.9%	16.5%	40 bps
Net income	$404	$374	8%		$1,599	$1,548	3%
Earnings per share	$1.03	$0.93	11%		$4.05	$3.83	6%

Fourth quarter net sales of $3.8 billion increased 3% versus the prior year, driven primarily by Service sales with growth in all lines of business, partially offset by a decrease in New Equipment sales in China and the Americas.

Fourth quarter GAAP operating profit of $589 million increased $58 million. Adjusted operating profit of $630 million increased $47 million at actual currency and $29 million at constant currency, driven by growth in Service partially offset by a decline in New Equipment. GAAP operating profit margin expanded 110 basis points to 15.5% and adjusted operating profit margin expanded 70 basis points to 16.6%, driven by favorable segment mix and segment performance.

GAAP EPS of $0.95 increased 13% compared to the prior year. Adjusted EPS increased 11% to $1.03 driven by operational performance, a lower share count, favorable noncontrolling interest, and favorable foreign exchange rates, partially offset by higher interest.

Full year net sales of $14.4 billion increased 1%, with flat organic sales, driven by Service offset by New Equipment. GAAP operating profit of $2.1 billion increased $125 million driven primarily by separation-related adjustments based on non-recurring tax items in the prior year. Adjusted operating profit of $2.4 billion increased $78 million at actual currency and $46 million at constant currency, driven by Service. GAAP operating profit margin expanded 70 basis points to 14.8%, and adjusted operating profit margin expanded 40 basis points to 16.9%, driven by favorable segment mix partially offset by unfavorable segment performance.

GAAP EPS of $3.50 decreased 14% compared to the prior year primarily driven by non-recurring tax benefit and related interest income in the prior year, and adjusted EPS increased 6% to $4.05 due to solid operating profit growth, a lower share count, lower noncontrolling interest, and favorable foreign exchange rates.

Service

	Quarter Ended December 31,				Year Ended December 31,
(dollars in millions)	2025	2024	Y/Y	Y/Y (CFX)	2025	2024	Y/Y	Y/Y (CFX)
Net sales	$2,503	$2,318	8%	5%	$9,442	$8,894	6%	5%
Organic sales				5%				5%
Segment operating profit	$638	$569	$69	$49	$2,374	$2,185	$189	$153
Segment operating profit margin	25.5%	24.5%	100 bps		25.1%	24.6%	50 bps

In the fourth quarter, net sales of $2.5 billion increased 8% versus the prior year, with a 5% increase in organic sales. Organic maintenance and repair sales increased 4% and organic modernization sales increased 9%.

Segment operating profit of $638 million increased $69 million at actual currency and $49 million at constant currency due to higher volume, favorable pricing and productivity, and gains on sales of assets, partially offset by inflationary pressures, including higher labor costs, and mix. Segment operating profit margin of 25.5% expanded 100 basis points.

Full year net sales of $9.4 billion increased 6% versus the prior year, with a 5% increase in organic sales. Organic maintenance and repair sales increased 4% and organic modernization sales increased 9%. Segment operating profit of $2.4 billion increased $189 million at actual currency and $153 million at constant currency due to higher volume, favorable pricing and productivity, and gains on sales of assets, partially offset by inflationary pressures, including higher labor costs, and mix. Segment operating profit margin expanded 50 basis points to 25.1%.

New Equipment

	Quarter Ended December 31,				Year Ended December 31,
(dollars in millions)	2025	2024	Y/Y	Y/Y (CFX)	2025	2024	Y/Y	Y/Y (CFX)
Net sales	$1,293	$1,357	(5)%	(7)%	$4,989	$5,367	(7)%	(7)%
Organic sales				(6)%				(7)%
Segment operating profit	$47	$64	$(17)	$(15)	$240	$329	$(89)	$(84)
Segment operating profit margin	3.6%	4.7%	(110) bps		4.8%	6.1%	(130) bps

In the fourth quarter, net sales of $1.3 billion decreased 5% versus the prior year, with low single digit organic sales growth in Asia Pacific and mid-single digit organic sales growth in EMEA, partially offset by a greater than 20% decline in China, and a mid-single digit decline in the Americas.

Segment operating profit of $47 million decreased $17 million at actual currency and $15 million at constant currency from the impacts of lower volume, unfavorable price, tariff headwinds, and mix, partially offset by productivity including the benefits of restructuring actions. Segment operating profit margin contracted 110 basis points to 3.6%.

New Equipment orders were down 2% at constant currency with mid-single digit growth in EMEA and in the Americas, offset by high teens decline in Asia Pacific due to a tough comparison, and mid-single digit decline in China. Full year New Equipment orders were flat versus the prior year with high single digit growth in Americas and Asia Pacific, and mid-single digit growth in EMEA offset by an approximately 20% decline in China. New Equipment backlog increased 6% at actual currency and 2% at constant currency.

Full year net sales of $5.0 billion decreased 7% versus the prior year, with mid-single digit organic sales growth in EMEA and Asia Pacific, more than offset by a greater than 20% decline in China and a high single digit decline in the Americas. Segment operating profit of $240 million decreased $89 million at actual currency and $84 million at constant currency from the impacts of lower volume, unfavorable price, tariff headwinds, and mix, partially offset by productivity including the benefits of restructuring actions. Segment operating profit margin contracted 130 basis points to 4.8%.

Cash flow

	Quarter Ended December 31,			Year Ended December 31,
(dollars in millions)	2025	2024	Y/Y	2025	2024	Y/Y
Cash flow from operations	$817	$690	$127	$1,596	$1,563	$33
Free cash flow	$772	$651	$121	$1,444	$1,437	$7
Adjusted free cash flow	$817	$682	$135	$1,583	$1,571	$12

Fourth quarter cash flow changes were driven by favorable changes in working capital and an increase in net income.

Full year cash flow changes were driven by changes in working capital mostly offset by a decrease in net income.

2026 Outlook*
Otis is announcing its full year outlook:
•Net sales of $15.0 to $15.3 billion
•Organic sales up low to mid-single digits
▪Organic New Equipment sales down low single digits to flat
▪Organic Service sales up mid to high single digits
•Adjusted operating profit of $2.5 to $2.6 billion, up $60 to $100 million at constant currency; up $100 to $140 million at actual currency
•Adjusted EPS up mid to high single digits
•Adjusted free cash flow of $1.6 to $1.7 billion

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world’s leading elevator and escalator manufacturing, installation, service and modernization company. We move 2.5 billion people a day and maintain approximately 2.5 million customer units worldwide, the industry’s largest Service portfolio. Headquartered in Connecticut, USA, Otis is 72,000 people strong, including 45,000 field professionals, all committed to manufacturing, installing and maintaining products to meet the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, YouTube, Instagram and Facebook @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures
Otis Worldwide Corporation (“Otis”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures. Below are our non-GAAP financial measures:

Non-GAAP measure	Definition
Organic sales	Represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items of a non-recurring and/or nonoperational nature ("other significant items"). Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Adjusted selling, general and administrative (“SG&A”) expense	Represents SG&A expense (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted operating profit	Represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items.
Adjusted net interest expense
Represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction and other significant items.

Adjusted noncontrolling interest in earnings	Represents noncontrolling interest in earnings (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.

Adjusted net income	Represents net income attributable to Otis Worldwide Corporation (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects.
Adjusted earnings per share (“EPS”)
Represents diluted earnings per share attributable to common shareholders (a GAAP measure), adjusted for the per share impact of restructuring and other significant items, including related tax effects.

Adjusted effective tax rate	Represents the effective tax rate (a GAAP measure) adjusted for other significant items and the tax impact of restructuring costs and other significant items.
Constant currency	GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.
Free cash flow
Represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Adjusted free cash flow	Represents cash flow from operations (a GAAP measure) less capital expenditures, adjusted to exclude certain items management believes affect the comparability of operating results. Management believes adjusted free cash flow is a useful measure of liquidity that provides investors additional information regarding the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Management believes that organic sales, adjusted SG&A expense, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted EPS and the adjusted effective tax rate are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

When we provide our expectations for adjusted net sales, organic sales, adjusted operating profit, adjusted net interest expense, adjusted noncontrolling interest in earnings, adjusted net income, adjusted effective tax rate, adjusted EPS, free cash flow and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “medium-term,” “near-term,” “confident,” "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, restructuring or transformation actions (including UpLift and related reorganization and outsourcing activities and such actions with respect to our business in China), credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions, or statements that relate to climate change and our intent to achieve certain sustainability targets or other corporate responsibility initiatives, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate and any changes therein, including financial market conditions, fluctuations in commodity prices and other inflationary pressures, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues, natural disasters, whether as a result of climate change or otherwise, and the financial condition of Otis’ customers and suppliers; (2) the effect of changes in political conditions in the U.S. and in other countries in which Otis and its businesses operate, including tensions between the U.S. and China and geopolitical conflicts, including the ongoing conflict between Russia and Ukraine and instability in the Middle East, on general market conditions, commodity costs, global trade policies and related sanctions, export controls and tariffs, and currency exchange rates in the near term and beyond; (3) challenges in the development, production, delivery, support, employee adoption, performance and realization of the anticipated benefits of advanced technologies and new products and services; (4) future levels of indebtedness, capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability or costs thereof, including credit market conditions and Otis’ capital structure; (6) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) fluctuations in prices and delays and disruptions in delivery of materials and services from suppliers, whether as a result of changes in general economic conditions, geopolitical conflicts or otherwise; (8) cost reduction or containment actions, restructuring or transformation costs and related savings and other consequences thereof, including with respect to UpLift and our China business and related impacts of reorganization, change management and outsourcing activities, as applicable; (9) new business and investment opportunities and the realization of anticipated benefits, including meeting customer expectations and maintaining our competitiveness; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes, labor actions, including strikes or work stoppages, and labor inflation in the markets in which Otis and its businesses operate globally; (13) the effect of changes in laws, regulations and enforcement priorities in the U.S. and other countries in which Otis and its businesses operate; (14) the ability of Otis to retain and hire key personnel; (15) the scope, nature, impact or timing of acquisition and divestiture activity, the integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (16) the determination by the Internal Revenue Service (the "IRS") and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions in connection with the separation (the “Separation”) of Otis and Carrier Global Corporation ("Carrier") from United Technologies Corporation (now known as RTX Corporation (“RTX”); and (17) our obligations and disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(amounts in millions, except per share amounts)	2025	2024	2025	2024
Net Sales	$3,796	$3,675	$14,431	$14,261
Costs and Expenses:
Cost of products and services sold	2,649	2,603	10,061	10,004
Research and development	41	37	152	152
Selling, general and administrative	512	495	1,979	1,861
Total Costs and Expenses	3,202	3,135	12,192	12,017
Other income (expense), net	(5)	(9)	(106)	(236)
Operating profit	589	531	2,133	2,008
Non-service pension cost (benefit)	(1)	—	3	—
Interest expense (income), net	64	48	196	(31)
Net income before income taxes	526	483	1,934	2,039
Income tax expense	142	130	479	305
Net income	384	353	1,455	1,734
Less: Noncontrolling interest in subsidiaries' earnings	10	16	71	89
Net income attributable to Otis Worldwide Corporation	$374	$337	$1,384	$1,645

Earnings Per Share of Common Stock:
Basic	$0.96	$0.85	$3.52	$4.10
Diluted	$0.95	$0.84	$3.50	$4.07
Weighted Average Number of Shares Outstanding:
Basic shares	390.0	398.7	392.8	401.7
Diluted Shares	391.8	401.3	394.9	404.4

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2025	2024	2025	2024
Net Sales
New Equipment	$1,293	$1,357	$4,989	$5,367
Service	2,503	2,318	9,442	8,894
Total Net Sales	$3,796	$3,675	$14,431	$14,261

Operating Profit
New Equipment	$47	$64	$240	$329
Service	638	569	2,374	2,185
Total segment operating profit	685	633	2,614	2,514
Corporate and Unallocated	(96)	(102)	(481)	(506)
Total Otis GAAP Operating Profit	589	531	2,133	2,008
UpLift restructuring	4	20	76	31
Other restructuring	13	11	54	40
UpLift transformation costs	18	20	69	65
Separation-related adjustments [1]	5	—	70	177
Litigation and settlement costs [2]	—	—	21	18
Held for sale impairment	—	—	10	18
Other, net	1	1	1	(1)
Total Otis Adjusted Operating Profit	$630	$583	$2,434	$2,356
Reported Total Operating Profit Margin	15.5%	14.4%	14.8%	14.1%
Adjusted Total Operating Profit Margin	16.6%	15.9%	16.9%	16.5%

1 Separation-related adjustments in the year ended December 31, 2025 represent estimated amounts due to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement, including those amounts related to a favorable ruling received in August 2024 regarding a tax litigation in Germany.

2 Litigation-related settlement costs in the year ended December 31, 2025 represent the aggregate amount of settlement costs and increase in loss contingency accruals, excluding legal costs, for certain legal matters that are outside of the ordinary course of business due to the size, complexity and unique facts of these matters.

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2025	2024	2025	2024
Adjusted Operating Profit	$630	$583	$2,434	$2,356
Non-service pension cost (benefit)	(1)	—	3	—
Adjusted net interest expense [1,2]	65	48	229	191
Adjusted income from operations before income taxes	566	535	2,202	2,165
Income tax expense (benefit)	142	130	479	305
Tax impact on restructuring and non-recurring items	11	14	53	38
Non-recurring tax items [2]	(2)	(1)	10	194
Adjusted net income from operations	415	392	1,660	1,628
Adjusted noncontrolling interest [2,3]	11	18	61	80
Adjusted net income attributable to common shareholders	$404	$374	$1,599	$1,548

GAAP income attributable to common shareholders	$374	$337	$1,384	$1,645
UpLift restructuring	4	20	76	31
Other restructuring	13	11	54	40
UpLift transformation costs	18	20	69	65
Separation-related adjustments	5	—	70	177
Litigation-related settlement costs	—	—	21	18
Held for sale impairment	—	—	10	18
Interest income related to non-recurring tax items [1,2]	(1)	(1)	(17)	(211)
Tax effects of restructuring, non-recurring items and other adjustments	(11)	(14)	(53)	(38)
Non-recurring tax items [2]	2	1	(10)	(194)
Other, net [3]	—	—	(5)	(3)
Adjusted net income attributable to common shareholders	$404	$374	$1,599	$1,548

Diluted Earnings Per Share	$0.95	$0.84	$3.50	$4.07
Impact to diluted earnings per share	0.08	0.09	0.55	(0.24)
Adjusted Diluted Earnings Per Share	$1.03	$0.93	$4.05	$3.83

Effective Tax Rate	27.0%	26.9%	24.8%	15.0%
Impact of adjustments on effective tax rate	(0.3)%	(0.2)%	(0.2)%	9.8%
Adjusted Effective Tax Rate	26.7%	26.7%	24.6%	24.8%

1 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. As a result, income tax benefits and related interest income were recorded in 2024. Net interest expense is reflected as adjusted without $1 million and $3 million for the quarter and year ended December 31, 2025, respectively.

2 Certain tax reserves were adjusted in 2025 and 2024. As a result, Net interest expense and Noncontrolling interest are reflected as adjusted without $30 million and $21 million of interest income and $16 million and $11 million of the noncontrolling interest share of the reserves adjustments for the years ended December 31, 2025 and 2024, respectively.

3 Noncontrolling interest is reflected as adjusted without $1 million and $6 million of the noncontrolling interest share of Other restructuring for the quarter and year ended December 31, 2025, respectively.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended December 31, 2025 Compared with Quarter Ended December 31, 2024

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net and Other	Total
New Equipment	(6)%	2%	(1)%	(5)%
Service	5%	3%	—%	8%
Maintenance and Repair	4%	3%	—%	7%
Modernization	9%	2%	1%	12%
Total Net Sales	1%	2%	—%	3%

Year Ended December 31, 2025 Compared with Year Ended December 31, 2024

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net and Other	Total
New Equipment	(7)%	—%	—%	(7)%
Service	5%	1%	—%	6%
Maintenance and Repair	4%	1%	—%	5%
Modernization	9%	—%	1%	10%
Total Net Sales	—%	1%	—%	1%

Components of New Equipment Backlog

December 31, 2025
Y/Y Growth %
New Equipment Backlog increase at actual currency	6%
Foreign exchange impact to New Equipment Backlog	(4)%
New Equipment Backlog increase at constant currency	2%

Components of Modernization Backlog

December 31, 2025
Y/Y Growth %
Modernization Backlog increase at actual currency	34%
Foreign exchange impact to Modernization Backlog	(4)%
Modernization Backlog increase at constant currency	30%

Otis Worldwide Corporation
Reconciliation of Segment and Total Adjusted Operating Profit at Constant Currency

Quarter Ended December 31, 2025 Compared with Quarter Ended December 31, 2024

(dollars in millions)	2025	2024	Y/Y

New Equipment
Segment Operating Profit	$47	$64	$(17)
Impact of foreign exchange	2	—	2
Segment Operating Profit at constant currency	$49	$64	$(15)

Service
Segment Operating Profit	$638	$569	$69
Impact of foreign exchange	(20)	—	(20)
Segment Operating Profit at constant currency	$618	$569	$49

Otis Consolidated
Adjusted Operating Profit	$630	$583	$47
Impact of foreign exchange	(18)	—	(18)
Adjusted Operating Profit at constant currency	$612	$583	$29

Year Ended December 31, 2025 Compared with Year Ended December 31, 2024

(dollars in millions)	2025	2024	Y/Y

New Equipment
Segment Operating Profit	$240	$329	$(89)
Impact of foreign exchange	5	—	5
Segment Operating Profit at constant currency	$245	$329	$(84)

Service
Segment Operating Profit	$2,374	$2,185	$189
Impact of foreign exchange	(36)	—	(36)
Segment Operating Profit at constant currency	$2,338	$2,185	$153

Otis Consolidated
Adjusted Operating Profit	$2,434	$2,356	$78
Impact of foreign exchange	(32)	—	(32)
Adjusted Operating Profit at constant currency	$2,402	$2,356	$46

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	December 31, 2025	December 31, 2024
(dollars in millions)	(Unaudited)
Assets
Cash and cash equivalents	$1,096	$2,300
Accounts receivable, net	3,688	3,428
Contract assets	699	706
Inventories	613	557
Other current assets	405	679
Total Current Assets	6,501	7,670
Future income tax benefits	407	302
Fixed assets, net	743	701
Operating lease right-of-use assets	554	422
Intangible assets, net	343	311
Goodwill	1,695	1,548
Other assets	410	362
Total Assets	$10,653	$11,316

Liabilities and (Deficit) Equity
Short-term borrowings and current portion of long-term debt	$1,056	$1,351
Accounts payable	2,142	1,879
Accrued liabilities	1,847	1,921
Contract liabilities	2,611	2,598
Total Current Liabilities	7,656	7,749
Long-term debt	6,900	6,973
Future pension and postretirement benefit obligations	419	434
Operating lease liabilities	397	298
Future income tax obligations	223	207
Other long-term liabilities	329	383
Total Liabilities	15,924	16,044

Redeemable noncontrolling interest	75	57
Shareholders' Equity (Deficit):
Common Stock and additional paid-in-capital	333	265
Treasury Stock	(4,198)	(3,390)
Accumulated deficit	(440)	(978)
Accumulated other comprehensive income (loss)	(1,087)	(745)
Total Shareholders' Equity (Deficit)	(5,392)	(4,848)
Noncontrolling interest	46	63
Total Equity (Deficit)	(5,346)	(4,785)
Total Liabilities and Equity (Deficit)	$10,653	$11,316

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2025	2024	2025	2024
Operating Activities:
Net income from operations	$384	$353	$1,455	$1,734
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	45	48	175	181
Deferred income tax expense (benefit)	(2)	(5)	(104)	(31)
Stock compensation cost	17	21	80	73
Gain from reversal of German Tax Litigation interest accrual	—	—	—	(50)
Change in:
Accounts receivable, net	80	25	(111)	(68)
Contract assets and liabilities, current	(87)	(63)	(71)	(40)
Inventories	27	40	(25)	26
Other current assets	149	19	225	(354)
Accounts payable	374	172	181	57
Accrued liabilities	(161)	83	(140)	85
Pension contributions	(7)	(17)	(43)	(51)
Other operating activities, net	(2)	14	(26)	1
Net cash flows provided by (used in) operating activities	817	690	1,596	1,563
Investing Activities:
Capital expenditures	(45)	(39)	(152)	(126)
Acquisitions of businesses and intangible assets, net of cash	(17)	(17)	(109)	(87)
Proceeds from sale of (investments in) marketable securities, net	—	—	—	(9)
Other investing activities, net	32	102	(145)	58
Net cash flows provided by (used in) investing activities	(30)	46	(406)	(164)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(138)	(314)	142	11
Issuance of long-term debt	—	1,497	500	1,497
Payment of debt issuance costs	—	(11)	(5)	(11)
Repayment of long-term debt	—	—	(1,300)	—
Dividends paid on Common Stock	(164)	(156)	(647)	(606)
Repurchases of Common Stock	—	(207)	(809)	(1,007)
Dividends paid to noncontrolling interest	(7)	(13)	(69)	(94)
Acquisition of noncontrolling interest shares	(217)	—	(217)	(75)
Other financing activities, net	(5)	(3)	(16)	(24)
Net cash flows provided by (used in) financing activities	(531)	793	(2,421)	(309)
Summary of Activity:
Net cash provided by (used in) operating activities	817	690	1,596	1,563
Net cash provided by (used in) investing activities	(30)	46	(406)	(164)
Net cash provided by (used in) financing activities	(531)	793	(2,421)	(309)
Effect of foreign exchange rate changes on cash and cash equivalents	(4)	(40)	15	(49)
Net increase (decrease) in cash, cash equivalents and restricted cash	252	1,489	(1,216)	1,041
Cash, cash equivalents and restricted cash, beginning of period	853	832	2,321	1,280
Cash, cash equivalents and restricted cash, end of period	1,105	2,321	1,105	2,321
Less: Restricted cash	9	21	9	21
Cash and cash equivalents, end of period	$1,096	$2,300	$1,096	$2,300

Otis Worldwide Corporation
Adjusted Free Cash Flow Reconciliation

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2025	2024	2025	2024
Net cash flows provided by operating activities (GAAP)	$817	$690	$1,596	$1,563
Capital expenditures	(45)	(39)	(152)	(126)
Free cash flow (Non-GAAP)	772	651	1,444	1,437
Adjustments for:
UpLift restructuring payments	11	12	39	32
UpLift transformation payments	9	20	58	54
Separation-related payments [1]	166	—	258	49
German tax litigation refund [2]	(141)	(1)	(216)	(1)
Adjusted free cash flow (Non-GAAP)	$817	$682	$1,583	$1,571

[1] These represent payments to RTX Corporation (our former parent) in accordance with the Tax Matters Agreement.

2 In August 2024, we received a favorable ruling regarding a tax litigation in Germany. The Company has started to receive refunds and anticipates the refund process to continue into 2026.